MC-134684

Certificate of Registration By Way of Continuation

I, ***RENDA SOPHIA CORNWALL*** *Assistant Registrar of Companies in and for the Cayman Islands DO HEREBY CERTIFY, pursuant to the Companies Law CAP. 22, that all requirements of the said Law in respect of registration were complied with by*

BCD Semiconductor Manufacturing Limited

an Exempted Company registered by way of continuation in the Cayman Islands with Limited Liability with effect from 8th day of April Two Thousand Four

Given under my hand and Seal at George Town in the Island of Grand Cayman this 8th day of April Two Thousand Four

REGISTRAR OF COMPANIES
EXEMPTED
CAYMAN ISLANDS

HE HATH FOUNDED IT UPON THE SEAS

Assistant Registrar of Companies,
Cayman Islands, B.W.I.